4:

As filed with the Securities and Exchange Commission on October 1, 2001      Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TYSON FOODS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	71-0225165
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

2210 West Oaklawn Drive
Springdale, Arkansas 72762-6999
(Address of Principal Executive Offices) (Zip Code)

IBP 1987 STOCK OPTION PLAN
IBP 1993 STOCK OPTION PLAN
1996 STOCK OPTION PLAN
1996 OFFICER LONG TERM STOCK PLAN
CORPORATE BRAND FOODS AMERICA, INC. 1997 RESTRICTED STOCK PLAN
(Full Title of the Plans)

Les R. Baledge
Executive Vice President
and General Counsel

Tyson Foods, Inc.
2210 West Oaklawn Drive
Springdale, Arkansas 72762-6999
(Name and Address of Agent for Service)

(501) 290-4000
(Telephone Number, Including Area Code, of Agent for Service)

Copies of Communications to:

Richard L. Arenburg, Esq.
Powell, Goldstein, Frazer & Murphy LLP
Sixteenth Floor
191 Peachtree Street, N.E.
Atlanta, Georgia 30303

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered(1)	Amount To Be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A Common Stock, par value $.10 per share	8,265,079	$8.58	$70,914,378	$17,729

(1)        This Registration Statement also covers such indeterminable number of additional shares as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the plans.

(2)        Estimated solely for the purpose of determining the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing information specified by Part I of this Form S-8 Registration Statement (the "Registration Statement") have been or will be sent or given to participants in the plans listed on the cover of the Registration Statement (the "Plans") as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act").

PART II

Item 3. Incorporation of Certain Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

(1)        Annual Report on Form 10-K for the year ended September 30, 2000 (Commission File No. 001-14704); and

(2)        Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (Commission File No. 001-14704); and

(3)        Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (Commission File No. 001-14704); and

(4)        Quarterly Report on Form 10-Q for the quarter ended December 30, 2000 (Commission File No. 001-14704); and

(5)        Current Report on Form 8-K filed on September 27, 2001 (Commission File No. 001-14704); and

(6)        Current Report on Form 8-K filed on September 4, 2001 (Commission File No. 001-14704); and

(7)        Current Report on Form 8-K/A filed on August 31, 2001 (Commission File No. 001-14704); and

(8)        Current Report on Form 8-K filed on August 16, 2001 (Commission File No. 001-14704); and

(9)        Current Report on Form 8-K filed on June 19, 2001 (Commission File No. File No. 001-14704); and

(10)      Registration Statement on Form 8-A filed on October 14, 1997 for the Registrant's common stock filed under Section 12(b) of the Exchange Act (Commission File No. 001-14704).

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date upon which this offering is terminated shall be deemed to be incorporated by reference herein and to be part hereof from the date any such document is filed.

Item 5. Interests of Named Experts and Counsel.

Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia, has rendered an opinion regarding the legality of the securities registered hereby.

Item 6. Indemnification of Directors and Officers.

The Registrant's By-laws provide that the Registrant shall indemnify and hold harmless its directors and officers to the fullest extent legally permissible under and pursuant to any procedure specified in the Delaware General Corporation Law ("DGCL") against all expenses, liabilities and losses incurred in connection with their service or status as directors and officers. Such indemnification would also extend to liabilities arising from actions taken by a director or officer when serving at the request of the Registrant as a director or officer of another corporation, or as the Registrant's representative in a partnership, joint venture or other enterprise.

Section 145 of the DGCL, as currently in effect, sets forth the indemnification rights of directors and officers of Delaware corporations. Under such provision, a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of litigation or other legal proceedings when he is successful on the merits or otherwise, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such litigation (other than a derivative suit) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reason to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification may be made in accordance with this clause (iii) if the director or officer is adjudged liable to the corporation, unless and only to the extent that a court determines that, despite such adjudication but in view of all of the circumstances, he is fairly and reasonably entitled to indemnification of such expenses. The indemnification described in clauses (ii) and (iii) above shall be made, with respect to a person who is a director or officer at the time of such determination, only upon a determination by (i) a majority of disinterested directors, even though less than a quorum, (ii) a committee of disinterested directors designated by a majority vote of disinterested directors, even though less than a quorum, (iii) independent legal counsel in a written opinion or (iv) the stockholders, that indemnification is proper because the applicable standard of conduct is met.

The effect of the indemnification provisions contained in the Registrant's By-laws is to require the Registrant to indemnify its directors and officers under circumstances where such indemnification would otherwise be discretionary and to extend to the Registrant's directors and officers the benefits of Delaware law dealing with director and officer indemnification, as well as any future changes which might occur under Delaware law in this area.

The Registrant's By-laws specify that the indemnification rights granted thereunder are enforceable contract rights with are not exclusive of any other indemnification rights that the director or officer may have under an agreement, provision of law, vote of stockholders or otherwise. As permitted by Section 145(g) of the DGCL, the Registrant's By-laws also authorize the Registrant to purchase directors' and officers' insurance for the benefit of its past and present directors and officers, irrespective of whether the Registrant has the power to indemnify such persons under Delaware law. The Registrant currently maintains such insurance as allowed by these provisions.

The Registrant's By-laws also provide that expenses incurred by a director or officer in defending a civil or criminal lawsuit or proceeding arising out of actions taken in his official capacity, or in certain other capacities, will be paid by the Registrant in advance of the final disposition of the matter upon receipt of an undertaking from the director or officer to repay the sum advanced if it is ultimately determined that he is not entitled to be indemnified by the Registrant pursuant to applicable provisions of the DGCL.

As noted above, the Registrant's directors and officers have certain indemnity rights under the Registrant's By-laws and DGCL and are protected from certain other liabilities by the Registrant's existing directors' and officers' insurance. The Registrant has also entered into supplemental indemnification agreements with its directors and with certain officers designated by the Registrant's board of directors (collectively, the "Indemnitees"), which broaden the scope of indemnity that has traditionally been provided by the Registrant to such persons under the terms of the Registrant's By-laws and the DGCL.

The indemnification agreements with the Indemnitees provide that, subject to certain important exceptions, the Indemnitees shall be indemnified to the fullest possible extent permitted by law against any amount which they become legally obligated to pay because of any act or omission or neglect or breach of duty. Such amount includes all expenses (including attorneys' fees), damages, judgments, costs and settlement amounts, actually and reasonably incurred or paid by them in any action or proceeding, including any action by or in the right of the Registrant, on account of their service as a director or officer of the Registrant or any subsidiary of the Registrant. The indemnification agreements further provide that expenses incurred by the Indemnitees in defending such actions, in accordance with the terms of the agreements, shall be paid in advance, subject to the Indemnitees' obligation to reimburse the Registrant in the event it is ultimately determined that they are not entitled to be indemnified for such expenses under any of the provisions of the indemnification agreements.

No indemnification is provided under the indemnification agreements on account of conduct which is adjudged to be deliberately dishonest and material to establishing the liability for which the indemnification is sought. In addition, no indemnification is provided if a final court adjudication shall determine that such indemnification is not lawful, or in respect of any suit in which judgment is rendered for an accounting of profits made from a purchase or sale of securities of the Registrant in violation of Section 16(b) of the Exchange Act, or of any similar statutory provision, or an account of any remuneration, personal profit or advantage which is adjudged to have been obtained in violation of law. The indemnification agreements also contain provisions designed to protect the Registrant from unreasonable settlements or redundant legal expenditures.

The indemnification agreements also provide for contribution by the Registrant, with certain exceptions, to amounts paid by the Indemnitees in any situation in which the Registrant and such individuals are jointly liable (or would be if the Registrant were joined in the litigation) if for any reason indemnification is not available. Such contribution would be based on the relative benefits to the Registrant and the individuals of the transaction from which liability arose, and on the relative fault in the transaction of the Registrant and the individuals. This provision could be applicable in the event a court found that indemnification under the federal securities laws is against public policy and thus not enforceable, as well as under state laws.

The indemnification agreements provide for substantially broader indemnity rights than those currently granted to the directors and officers of the Registrant under the Registrant's By-laws, which afforded directors and officers only those express indemnification rights set forth in Section 145 of the DGCL. They are not intended to deny or otherwise limit third party or derivative suits against the Registrant or its directors or officers. However, to the extent a director or officer were entitled to indemnification or contribution thereunder, the financial burden of a third party suit would be borne by the Registrant, and the Registrant would not benefit from derivative recoveries since the amount of such recoveries would be repaid to the director or officer pursuant to the agreements.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Consultants and Advisors.

Consultants and advisors will not participate in the Plans.

Item 9. Exhibits.

The following exhibits are filed herewith or incorporated by reference herein:
Exhibit Number	Description

3.1

Registrant's Restated Certificate of Incorporation. (Incorporated herein by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 3, 1998, File No. 001-14704)

3.2

Second Amended and Restated Bylaws of the Registrant. (Incorporated herein by reference to Exhibit 3.2 to Registrant's Quarterly Report on Form 10-Q for the period ended January 1, 2000, File No. 001-14704)

4.1	Restated Certificate of Incorporation, filed as Exhibit 3.1, and Second Amended and Restated Bylaws of Registrant, filed as Exhibit 3.2, are incorporated herein by reference.
5	Opinion of Powell, Goldstein, Frazer & Murphy LLP.
23.1	Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 5).
23.2	Consent of Ernst & Young LLP, Independent Auditors.
24	Power of Attorney (see signature pages to this Registration Statement).

Item 10. Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction to the questions whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Springdale, State of Arkansas, on this the first day of October 2001.

TYSON FOODS, INC.

By:	/s/ Steven Hankins
Name:	Steven Hankins
Title:	Executive Vice President and
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Les R. Baledge as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, could lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Don Tyson Don Tyson	Senior Chairman of the Board of Directors	October 1, 2001
/s/ John Tyson John Tyson	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	October 1, 2001
/s/ Lloyd. V. Hackley Lloyd V. Hackley	Director	October 1, 2001
/s/ Gerald M. Johnston Gerald M. Johnston	Director	October 1, 2001
/s/ Jim Kever Jim Kever	Director	October 1, 2001
/s/ Shelby Massey Shelby Massey	Director	October 1, 2001
/s/ Joe F. Starr Joe F. Starr	Director	October 1, 2001
/s/ Leland E. Tollett Leland E. Tollett	Director	October 1, 2001
_____________ Barbara Tyson	Vice President and Director	________, 2001
/s/ Donald E. Wray Donald E. Wray	Director	October 1, 2001
/s/ David Jones David Jones	Director	October 1, 2001
/s/ Barbara Allen Barbara Allen	Director	October 1, 2001
/s/ Steven Hankins Steven Hankins	Executive Vice President and Chief Financial Officer (principal financial officer)	October 1, 2001
/s/ Rodney S. Pless Rodney S. Pless	Vice President, Controller and Chief Accounting Officer (principal accounting officer)	October 1, 2001

EXHIBIT INDEX
Exhibit Number	Description

3.1

Registrant's Restated Certificate of Incorporation. (Incorporated herein by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 3, 1998, File No. 001-14704)

3.2

Second Amended and Restated Bylaws of the Registrant. (Incorporated herein by reference to Exhibit 3.2 to Registrant's Quarterly Report on Form 10-Q for the period ended January 1, 2000, File No. 001-14704)

4.1	Restated Certificate of Incorporation, filed as Exhibit 3.1, and Second Amended and Restated Bylaws of Registrant, as amended, filed as Exhibit 3.2, are incorporated herein by reference.
5	Opinion of Powell, Goldstein, Frazer & Murphy, LLP.
23.1	Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 5).
23.2	Consent of Ernst & Young LLP, Independent Auditors.
24	Power of Attorney (see signature pages to this Registration Statement).

EXHIBIT 5

September 28, 2001

Tyson Foods, Inc.
2210 West Oaklawn Drive
Springdale, Arkansas 72762-6999

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as counsel for Tyson Foods, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the "Registration Statement") of an aggregate of 8,265,079 shares (the "Shares") of Class A Common Stock, par value $.10 per share, of the Company to be issued pursuant to the following plans (collectively, the "Plans"):

             IBP 1987 Stock Option Plan;
             IBP 1993 Stock Option Plan;
             1996 Stock Option Plan;
             1996 Officer Long Term Stock Plan;and
             Corporate Brand Foods America, Inc. 1997 Restricted Stock Plan.

We have examined and are familiar with originals or copies (certified, photostatic or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to that certain Agreement and Plan of Merger, dated as of January 1, 2001, among IBP, inc., the Company and Lasso Acquisition Corporation, a wholly owned subsidiary of the Company (the "Agreement"), as we have deemed necessary and advisable.

In all such examinations, we have assumed the genuineness of all signatures on all originals and copies of documents we have examined, the authenticity of all documents submitted to us as originals and the conformity to original documents of all certified, conformed or photostatic copies. As to questions of fact material and relevant to our opinion, we have relied upon certificates or representations of Company officials and of appropriate state, local and federal officials and upon the representations and warranties of the parties contained in the Agreement and related closing documents.

We express no opinion as to matters under or involving laws other than the corporate law of the State of Delaware.

Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, it is our opinion that the Shares have been duly authorized and that upon the issuance and delivery of the Shares as provided in the Plans and as contemplated by the Registration Statement, such Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

POWELL, GOLDSTEIN, FRAZER & MURPHY LLP

EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated November 13, 2000, with respect to the Consolidated Financial Statements of Tyson Foods, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended September 30, 2000 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

Ernst & Young LLP

Little Rock, Arkansas
October 1, 2001